Exhibit 99.1

EV Energy Partners Announces Fourth Quarter and Full Year 2015 Results, Year-end Proved Reserves and 2016 Guidance

HOUSTON, February 29, 2016 /PRNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced results for the fourth quarter and full year 2015 and the filing of its Form 10-K with the Securities and Exchange Commission. In addition, EVEP announced its 2015 year-end proved reserves and 2016 guidance.

Fourth Quarter 2015 Results

Adjusted EBITDAX for the fourth quarter of 2015 was $52.7 million, a 5 percent decrease from the fourth quarter of 2014 and a 20 percent increase over the third quarter of 2015. Distributable Cash Flow for the fourth quarter of 2015 was $26.1 million, a 4 percent increase over the fourth quarter of 2014 and a 30 percent increase over the third quarter of 2015. The decrease in Adjusted EBITDAX from the fourth quarter of 2014 was primarily attributable to significantly lower realized commodity prices and the sale of midstream interests in the second quarter of 2015 partially offset by increased realized hedge gains on commodity derivatives and the addition of producing properties acquired on October 1, 2015. The increase in Adjusted EBITDAX over the third quarter 2015 and the increases in distributable cash flow were primarily due to the addition of producing properties acquired on October 1, 2015. Adjusted EBITDAX and Distributable Cash Flow are Non-GAAP financial measures and are described in the attached table under “Non-GAAP Measures.”

Production for the fourth quarter of 2015 was 13.3 Bcf of natural gas, 351 Mbbls of oil and 655 Mbbls of natural gas liquids, or 209.8 million cubic feet equivalent per day (Mmcfe/day). This represents a 23 percent increase over fourth quarter 2014 production of 170.9 Mmcfe/d and a 36 percent increase over third quarter 2015 production of 153.8 Mmcfe/day. The increase was primarily due to acquisitions completed on October 1, 2015.

EVEP reported a net loss of $71.3 million, or $(1.43) per basic and diluted weighted average limited partner unit outstanding, for the fourth quarter of 2015. Included in net loss were the following items:

•	$14.4 million of impairment charges primarily related to the write-down of certain oil and natural gas properties due to the effects of commodity prices on expected future net cash flows,

•	$65.9 million of impairment of goodwill related to properties acquired on October 1,

•	$24.0 million of gain on early extinguishment of debt related to repurchases of Senior Notes at a discount to par,

•	$18.2 million of non-cash losses on commodity and interest rate derivatives,

•	$2.4 million of non-cash costs contained in general and administrative expenses,

•	$2.0 million of dry hole and exploration costs,

•	$1.2 of loss on settlement of contract, and

•	$0.5 million of cash due diligence and other transaction costs contained in general and administrative expenses for properties acquired on October 1.

For the third quarter of 2015, EVEP reported a net loss of $9.8 million, or $(0.20) per basic and diluted weighted average limited partner unit outstanding. For the fourth quarter of 2014, EVEP reported net income of $102.4 million, or $2.03 per basic and diluted weighted average limited partner unit outstanding.

Full Year 2015 Results

Adjusted EBITDAX and Distributable Cash Flow for 2015 of $203.9 million and $98.5 million decreased 10 percent and 12 percent, respectively, versus 2014. The decreases in Adjusted EBITDAX and Distributable Cash Flow as compared to 2014 are primarily due to significantly lower realized commodity prices and the sale of our Utica midstream interests in the second quarter of 2015 partially offset by significantly higher realized hedge gains on commodity derivatives, decreased operating costs and expenses and the addition of producing properties acquired on October 1, 2015.

Production for 2015 was 43.6 Bcf of natural gas, 1.0 Mbbls of oil and 2.3 Mbbls of natural gas liquids, or 174.8 Mmcfe/day, which is essentially flat compared to 2014 production of 174.1 Mmcfe/day.

For 2015, EVEP reported net income of $21.3 million, or $0.41 per basic and diluted weighted average limited partner unit outstanding. Included in net income were the following items:

•	$255.5 million in income from discontinued operations, which includes $246.7 million of gain related to the sale of our interest in Utica East Ohio (UEO);

•	$136.7 million of impairment charges related to the write-down of certain oil and natural gas properties primarily due to the effects of commodity prices on expected future net cash flows and due to a change in the development plans for acreage in the Utica Shale,

•	$65.9 million of impairment of goodwill related to properties acquired on October 1,

•	$24.0 million of gain on early extinguishment of debt related to repurchases of Senior Notes at a discount to par,

•	$65.1 million of non-cash gains on commodity and interest rate derivatives,

•	$12.0 million of non-cash costs contained in general and administrative expenses,

•	$3.7 million of dry hole and exploration costs,

•	$1.2 of loss on settlement of contract,

•	$1.0 million of cash due diligence and other transaction costs contained in general and administrative expenses for properties acquired on October 1, and

•	$0.6 million gain on the sales of oil and natural gas properties.

For 2014, EVEP reported net income of $129.7 million, or $2.58 per basic and diluted weighted average limited partner unit outstanding.

"We are pleased with our results for the fourth quarter, which were in-line with the midpoint of our previously issued guidance. With this difficult and prolonged downturn, we have significantly reduced our capital budget for 2016 and are continuing to focus on further reducing our operating costs and maintaining financial flexibility and liquidity under our credit facility. We currently have over $375 million of liquidity and, based on our guidance and current commodity prices, expect to generate free cash flow after interest expense and capital expenditures in 2016," said Michael Mercer, President and CEO.

Year-end 2015 Estimated Net Proved Reserves

EVEP’s year-end 2015 estimated net proved reserves were 1,096.7 Bcfe. Approximately 68 percent were natural gas, 20 percent were natural gas liquids and 12 percent were crude oil. In addition, 83% percent were categorized as proved developed. Year-end 2015 estimated net proved reserves increased by 96.3 Bcfe from year-end 2014 estimated net proved reserves. The year-end 2015 reserve volumes include an increase of 330.5 Bcfe from acquisitions closed in the fourth quarter of 2015 and a reduction of 268.5 Bcfe primarily due to a significantly lower SEC pricing environment compared to year-end 2014. The prices used in determining estimated net proved reserves at December 31, 2015 were $50.28 per Bbl of oil and $2.59 per Mmbtu of natural gas as compared to $94.99 per Bbl of oil and $4.35 per Mmbtu of natural gas at December 31, 2014.

At December 31, 2015, the present value of future net pre-tax cash flows discounted at 10 percent (“PV 10”) was $539.9 million and the standardized measure (a non-GAAP measure) of estimated net proved reserves was $536.4 million. Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), without giving effect to non–property related expenses such as certain general and administrative expenses, debt service and future federal income tax expenses or to depreciation, depletion and amortization and discounted using an annual discount rate of 10%. Our standardized measure includes approximately $3.5 million of present value of future obligations under the Texas gross margin tax, but it does not include future federal income tax expenses because we are a partnership and are not subject to federal income taxes. We have included PV 10 because we believe it is a measure frequently utilized by investors.

	Estimated Net Proved Reserves
	Crude Oil (MMBbls)	Natural Gas (Bcf)	NGL's (MMBbls)	Natural Gas Equivalents (Bcfe)	PV 10 ($mm)
Barnett Shale	0.5	356.5	22.9	497.0	$193.6
Appalachia Basin	15.0	106.1	0.6	199.5	143.3
San Juan Basin	1.0	99.7	6.2	143.1	49.4
Michigan	-	84.1	0.6	87.9	38.7
Central Texas	3.5	28.0	3.4	69.1	68.6
Mid-Continent area	1.6	27.6	0.6	40.8	30.9
Monroe Field	-	36.1	-	36.1	0.9
Permian Basin	0.4	8.9	2.0	23.2	14.5
	22.0	747.0	36.3	1,096.7	$539.9

2015 capital spending of $67.9 million added SEC proved reserves of 100.6 Bcfe, resulting in a cost of $0.67 per Mcfe and reserve replacement of 158 percent.

2016 Guidance

($ in millions)	Full Year 2016
Net Production
Natural Gas (Mmcf)	47,670	-	52,685
Crude Oil (Mbbls)	1,220	-	1,345
Natural Gas Liquids (Mbbls)	2,230	-	2,465
Total Mmcfe	68,370	-	75,545

Average Daily Production (Mmcfe/d)	187	-	206

Net Transportation Margin(a)	$0.5	-	$1.0

Average Price Differential vs NYMEX
Natural Gas ($/Mcf)	($0.46)	-	($0.34)
Crude Oil ($/Bbl)	($4.50)	-	($3.00)
NGL (% of NYMEX Crude Oil)	30%		34%

Expenses
Operating Expenses:
LOE and other	$107.9	-	$119.3
Production Taxes (as % of revenue)	4.1%	-	5.1%

General and administrative expense(b)	$24.0	-	$28.0

E&P Capital Expenditures(c)	$10.0	-	$18.0

(a) Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b) Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part. Also excludes any amounts for future acquisition related due diligence and transaction costs.
(c) Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

EVEP’s financial statements and related footnotes are available on our 2015 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Also available for download on our website by March 7, 2015 will be unitholders’ Schedule K-1’s for the tax year 2015. For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-800-973-7551.

Conference Call

As announced on January 25, 2016, EV Energy Partners, L.P. will host an investor conference call on February 29, 2016, at 9 a.m. Eastern Standard Time (8 a.m. Central). Investors interested in participating in the call may dial 1-888-437-9445 (quote conference ID 5107524) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and production amounts and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. These statements are based on certain assumptions made by EV Energy Partners based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Production data:
Oil (Mbbls)	351	263	1,041	1,052
Natural gas liquids (Mbbls)	655	597	2,326	2,311
Natural gas (Mmcf)	13,266	10,565	43,592	43,363
Net production (Mmcfe)	19,301	15,722	63,792	63,540
Average sales price per unit: (1)
Oil (Bbl)	$38.69	$69.91	$43.67	$89.15
Natural gas liquids (Bbl)	13.86	22.54	14.04	28.81
Natural gas (Mcf)	1.86	3.53	2.23	4.02
Mcfe	2.45	4.39	2.74	5.27
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.54	$1.77	$1.56	$1.66
Production taxes	0.11	0.16	0.11	0.19
Total	1.65	1.93	1.67	1.85
Depreciation, depletion and amortization	1.62	1.85	1.66	1.67
General and administrative expenses	0.52	0.65	0.62	0.71

(1) Prior to $44.9 million and $14.4 million of net hedge gains on settlements of commodity derivatives for the three months ended December 31, 2015 and December 31, 2014, respectively, and $145.0 million and $8.8 million for the twelve months ended December 31, 2015 and December 31, 2014, respectively.

Consolidated Balance Sheets
(In $ thousands, except number of units)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$20,415	$8,255
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	24,285	32,758
Related party	-	1,043
Other	7,137	4,570
Derivative asset	60,662	113,044
Other current assets	3,057	2,000
Assets held for sale	-	315,173
Total current assets	115,556	476,843

Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization; December 31,
2015, $971,499; December 31, 2014, $778,679	1,790,455	1,710,925
Other property, net of accumulated depreciation
and amortization; December 31, 2015, $970;
December 31, 2014, $898	1,019	1,141
Restricted cash	-	33,768
Long–term derivative asset	10,741	20,647
Other assets	5,831	2,837
Total assets	$1,923,602	$2,246,161

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities:
Third party	$43,135	$47,878
Related party	5,952	-
Income taxes	11,657	-
Total current liabilities	60,744	47,878

Asset retirement obligations	174,003	103,832
Long–term debt, net	688,614	1,027,349
Other long–term liabilities	1,682	989

Commitments and contingencies

Owners’ equity:
Common unitholders - 48,871,399 units and
48,572,019 units issued and outstanding as of
December 31, 2015 and 2014, respectively	1,011,509	1,077,826
General partner interest	(12,950)	(11,713)
Total owners' equity	998,559	1,066,113
Total liabilities and owners' equity	$1,923,602	$2,246,161

Consolidated Statements of Operations
(In $ thousands, except per unit data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Oil, natural gas and natural gas liquids revenues	$47,354	$69,090	$175,088	$334,729
Transportation and marketing–related revenues	598	1,085	2,883	4,676
Total revenues	47,952	70,175	177,971	339,405

Operating costs and expenses:
Lease operating expenses	29,793	27,779	99,626	105,781
Cost of purchased natural gas	400	808	1,988	3,533
Dry hole and exploration costs	1,975	783	3,695	6,726
Production taxes	2,076	2,462	6,784	11,976
Accretion expense on obligations	2,050	1,201	5,598	4,835
Depreciation, depletion and amortization	31,251	29,112	105,969	106,073
General and administrative expenses	10,026	10,220	38,994	44,955
Impairment of oil and natural gas properties	14,423	111,701	136,667	113,968
Impairment of goodwill	65,924	-	65,924	-
Loss on settlement of contract	1,210	-	1,210	-
Gain on sales of oil and natural gas properties	(20)	(31,835)	(551)	(33,319)
Total operating costs and expenses	159,108	152,231	465,904	364,528

Operating loss	(111,156)	(82,056)	(287,933)	(25,123)

Other income, net:
Gain on derivatives, net	26,739	102,984	78,145	99,720
Interest expense	(12,057)	(14,385)	(50,336)	(52,578)
Gain on early extinguishment of debt	24,024	-	24,024	-
Other income, net	27	246	78	702
Total other income, net	38,733	88,845	51,911	47,844

(Loss) income from continuing operations before income taxes	(72,423)	6,789	(236,022)	22,721
Income taxes	1,159	(652)	1,843	(476)
(Loss) income from continuing operations	(71,264)	6,137	(234,179)	22,245
Income from discontinued operations	-	96,239	255,512	107,475
Net (loss) income	$(71,264)	$102,376	$21,333	$129,720

Basic and diluted earnings per limited partner unit:
(Loss) income from continuing operations	$(1.43)	$0.11	$(4.72)	$0.41
Income from discontinued operations	-	$1.92	$5.13	$2.17
Net (loss) income	$(1.43)	$2.03	$0.41	$2.58

Weighted average limited partner units outstanding (basic and diluted)	48,871	48,572	48,853	48,563

Distributions declared per unit	$0.075	$0.500	$1.575	$2.819

Consolidated Statements of Cash Flows
(In $ thousands)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$21,333	$129,720
Adjustments to reconcile net income to net cash flows provided by operating activities:
Income from discontinued operations	(255,512)	(107,475)
Amortization of volumetric production payment liability	(1,196)	-
Accretion expense on obligations	5,598	4,835
Depreciation, depletion and amortization	105,969	106,073
Equity–based compensation	12,001	19,289
Impairment of oil and natural gas properties	136,667	113,968
Impairment of goodwill	65,924	-
Gain on sales of oil and natural gas properties	(551)	(33,319)
Gain on derivatives, net	(78,145)	(99,720)
Cash settlements of matured derivative contracts	140,657	5,313
Gain on early extinguishment of debt	(24,024)	-
Deferred taxes	(13,285)	-
Other	4,487	5,703
Changes in operating assets and liabilities, net of effects of amounts acquired:
Accounts receivable	14,850	3,275
Other current assets	511	(1,203)
Accounts payable and accrued liabilities	(4,067)	2,368
Income taxes	10,683	-
Other, net	(245)	(627)
Net cash flows provided by operating activities from continuing operations	141,655	148,200
Net cash flows used in operating activities from discontinued operations	(372)	-
Net cash flows provided by operating activities	141,283	148,200

Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net of cash acquired	(250,357)	-
Additions to oil and natural gas properties	(67,923)	(102,761)
Prepaid drilling costs	-	(2,501)
Proceeds from sales of oil and natural gas properties	1,457	45,183
Restricted cash	33,768	(33,768)
Cash settlements from acquired derivative contracts	2,615	-
Other	73	48
Net cash flows used in investing activities from continuing operations	(280,367)	(93,799)
Net cash flows provided by investing activities from discontinued operations	572,160	46,985
Net cash flows provided by (used in) investing activities	291,793	(46,814)

Cash flows from financing activities:
Long-term debt borrowings	295,000	209,000
Repayment of long-term debt borrowings	(561,000)	(159,000)
Redemption of 8% Senior Notes due 2019	(49,954)	-
Loan costs paid	(4,074)	-
Contributions from general partner	91	154
Distributions paid	(100,979)	(154,978)
Other	-	(5)
Net cash flows used in financing activities	(420,916)	(104,829)

Increase (decrease) in cash and cash equivalents	12,160	(3,443)
Cash and cash equivalents – beginning of period	8,255	11,698
Cash and cash equivalents – end of period	$20,415	$8,255

Non GAAP Measures

We define Adjusted EBITDAX as net (loss) income plus income from discontinued operations, EBITDAX from discontinued operations, income taxes, interest expense, net, cash settlements of matured interest rate swaps, depreciation, depletion and amortization, accretion expense on obligations, amortization of volumetric production payment (VPP), gain on derivatives, net, cash settlements of matured derivative contracts, non-cash equity-based compensation, impairment of oil and natural gas properties, impairment of goodwill, non-cash inventory write down expense, dry hole and exploration costs, gain on sales of oil and natural gas properties, loss on settlement of contract, gain on early extinguishment of debt, and loss on sale of investment in unconsolidated affiliates, contained in Other income, net. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. We believe these financial measures may indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net (Loss) Income to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net (loss) income	$(71,264)	$102,376	$21,333	$129,720

Add:
Income from discontinued operations	-	(96,239)	(255,512)	(107,475)
EBITDAX from discontinued operations	-	7,874	15,941	25,641
Income taxes	(1,159)	652	(1,843)	476
Interest expense, net	12,050	14,385	50,314	52,577
Cash settlements of matured interest rate swaps	-	888	1,736	3,523
Depreciation, depletion and amortization	31,251	29,112	105,969	106,073
Accretion expense on obligations	2,050	1,201	5,598	4,835
Amortization of VPP	(1,196)	-	(1,196)	-
Gain on derivatives, net	(26,739)	(102,984)	(78,145)	(99,720)
Cash settlements of matured derivative contracts	44,904	13,483	143,272	5,313
Non-cash equity-based compensation	2,366	3,944	12,001	19,289
Impairment of oil and natural gas properties	14,423	111,701	136,667	113,968
Impairment of goodwill	65,924	-	65,924	-
Non-cash inventory write down expense	973	82	1,122	136
Dry hole and exploration costs	1,975	783	3,695	6,726
Gain on sales of oil and natural gas properties	(20)	(31,834)	(551)	(33,319)
Loss on settlement of contract	1,210	-	1,210	-
Gain on early extinguishment of debt	(24,024)	-	(24,024)	-
Loss on sale of investment in unconsolidated affiliates, contained in Other income, net	-	-	358	-
Adjusted EBITDAX	$52,724	$55,424	$203,869	$227,763

Less:
Cash income taxes	441	165	441	448
Cash interest expense, net	11,264	13,777	48,504	50,151
Realized losses on interest rate swaps	-	888	1,736	3,523
Estimated maintenance capital expenditures (1)	14,875	15,354	54,672	61,242
Distributable Cash Flow	$26,144	$25,240	$98,516	$112,399

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

Hedge Summary as of February 29, 2015
		Swap	Swap
Period	Index	Volume	Price
Natural Gas (Mmmbtus)
2016	NYMEX	39,894.0	$3.57
2017	NYMEX	21,900.0	$3.24

Crude (Mbbls)
2016	WTI	366.0	$90.14

Ethane (Mbbls)
2016	Mt Belvieu	3.7	$9.14

Interest Rate Swap Agreements		Notional Amount	Fixed Rate
		(in $ mill)
January 2017 - December 2017		100.0	1.039%
January 2018 - September 2020		100.0	1.795%

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com